August 26, 1999


Myer, Swanson, Adams & Wolf, P.C.
1600 Broadway, Suite 1480
Denver, CO 80202-4915

Gentlemen:

               As special Massachusetts counsel for Oppenheimer Senior Floating Rate Fund (the Trust ), a Massachusetts business trust, we have been asked to render this opinion to you with respect to the issuance of an indefinite number of shares of beneficial interest, $.001 par value per share, of the Trust (the Shares ), as more fully described in pre-effective amendment no. 1 (the Amendment ) to the Trust s registration statement (the Registration Statement ) on Form N-2 (File No. 333-82579).

               We have examined the Amended and Restated Declaration of Trust of Oppenheimer Senior Floating Rate Fund dated August 13, 1999, the By-Laws of the Trust and resolutions adopted by the Board of Trustees of the Trust relating to the issuance of the Shares, each certified by the Assistant Secretary of the Trust, and such other documents, records and certificates as we have deemed necessary for the purposes of this opinion.

               Based upon the foregoing, we are of the opinion that the Shares, when issued and sold in accordance with the terms of the Declaration of Trust, By-laws and the Registration Statement, as in effect at the time of such issuance and sale, will be legally issued, fully paid and non-assessable by the Trust.

               We hereby consent to your reliance on this opinion in connection with the issuance of your opinion regarding the legal issuance of the Shares, which opinion will be filed with the Amendment as an exhibit to the Registration Statement. We also hereby consent to the filing of this opinion with the Amendment as an exhibit to the Registration Statement.

                                               Very truly yours,

                                             /s/ GOODWIN, PROCTER & HOAR  LLP
                                             ----------------------------
                                             GOODWIN, PROCTER & HOAR  LLP